EXHIBIT 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476
IF BANCORP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER
OF FISCAL YEAR 2023

Watseka, Illinois, April 27, 2023 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $690,000, or $0.22 per basic share and $0.21 per diluted share, for the three months ended March 31, 2023, compared to net income of $1.2 million, or $0.37 per basic and diluted share, for the three months ended March 31, 2022.
For the three months ended March 31, 2023, net interest income was $5.0 million compared to $5.4 million for the three months ended March 31, 2022.  We recorded a provision for credit losses of $240,000 for the three months ended March 31, 2023, compared to a provision for credit losses of $242,000 for the three months ended March 31, 2022.  Interest income increased to $8.2 million for the three months ended March 31, 2023, from $6.0 million for the three months ended March 31, 2022.  Interest expense increased to $3.2 million for the three months ended March 31, 2023, from $611,000 for the three months ended March 31, 2022.  Non-interest income decreased to $942,000 for the three months ended March 31, 2023, from $1.5 million for the three months ended March 31, 2022.  Non-interest expense decreased to $4.8 million for the three months ended March 31, 2023, from $5.0 million for the three months ended March 31, 2022.  Provision for income tax decreased to $202,000 for the three months ended March 31, 2023, from $402,000 for the three months ended March 31, 2022.
The Company announced unaudited net income of $4.1 million, or $1.29 per basic share and $1.25 per diluted share for the nine months ended March 31, 2023, compared to $4.7 million, or $1.55 per basic share and $1.52 per diluted share for the nine months ended March 31, 2022.  For the nine months ended March 31, 2023, net interest income was $17.3 million compared to $16.6 million for the nine months ended March 31, 2022.  We recorded a provision for credit losses of $253,000 for the nine months ended March 31, 2023, compared to a provision for credit losses of $39,000 for the nine months ended March 31, 2022.  Interest income increased to $23.4 million for the nine months ended March 31, 2023, from $18.6 million for the nine months ended March 31, 2022.  Interest expense increased to $6.1 million for the nine months ended March 31, 2023 from $1.9 million for the nine months ended March 31, 2022. Non-interest income decreased to $3.0 million for the nine months ended March 31, 2023, from $4.4 million for the nine months ended March 31, 2022.  Non-interest expense was $14.6 million for both the nine months ended March 31, 2023 and 2022.  Provision for income tax decreased to $1.4 million for the nine months ended March 31, 2023, from $1.7 million for the nine months ended March 31, 2022.
Effective July 1, 2022, the Company early adopted Accounting Standards Update 2016-13 which requires an entity to use the new impairment model known as the current expected credit loss (“CECL”) to calculate the allowance for credit losses.  The Company recorded a reduction to retained earnings of approximately $388,000 upon the adoption of ASU 2016-13.  The transition adjustment included an increase in the allowance for credit losses on loans of $47,000 and an increase to the allowance for credit losses on off-balance sheet credit exposures of $496,000.  The transition adjustment included a corresponding increase in deferred tax assets.
 Total assets at March 31, 2023 were $843.0 million compared to $857.6 million at June 30, 2022.  Cash and cash equivalents decreased to $9.5 million at March 31, 2023, from $75.8 million at June 30, 2022.  Investment securities decreased to $207.7 million at March 31, 2023, from $220.9 million at June 30, 2022.  Net loans receivable increased to $578.5 million at March 31, 2023, from $518.9 million at June 30, 2022.  Deposits decreased to $691.6 million at March 31, 2023, from $752.0 million at June 30, 2022.  The large decrease in deposits and cash and cash equivalents was partially due to approximately $57.6 million in deposits from a public entity that collects real estate taxes that were on deposit at June 30, 2022 and withdrawn in the nine months ended March 31, 2023, when tax monies were distributed. Total borrowings, including repurchase agreements, increased to $67.3 million at March 31, 2023 from $24.2 million at June 30, 2022.  Stockholders’ equity increased to $73.7 million at March 31, 2023 from $71.7 million at June 30, 2022.  Equity increased primarily due to net income of $4.1 million, and ESOP and stock equity plan activity of $1.2 million, partially offset by a decrease of $1.5 million in accumulated other comprehensive income (loss), net of tax, a decrease of $388,000 due to the adoption of ASU 2016-13, effective July 1, 2022, and the accrual of approximately $1.3 million in dividends to our shareholders, of which about half were still payable as of March 31, 2023, and were subsequently paid on April 14, 2023.  The decrease in accumulated other comprehensive income (loss) was primarily due to unrealized depreciation on available-for-sale securities, net of tax.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of the COVID-19 pandemic; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2023	2022	2023	2022
	(unaudited)
Interest and dividend income	$ 8,198	$ 6,003	$ 23,382	$ 18,560
Interest expense	3,162	611	6,051	1,917
Net interest income	5,036	5,392	17,331	16,643
Provision for credit losses	240	242	253	39
Net interest income after provision for credit losses	4,796	5,150	17,078	16,604
Noninterest income	942	1,454	3,028	4,439
Noninterest expense	4,846	5,048	14,615	14,600
Income before taxes	892	1,556	5,491	6,443
Income tax expense	202	402	1,428	1,694

Net income	$ 690	$ 1,154	$ 4,063	$ 4,749

Earnings per share (1) Basic	$ 0.22	$ 0.37	$ 1.29	$ 1.55
Diluted	$ 0.21	$ 0.37	$ 1.25	$ 1.52
Weighted average shares outstanding (1)
Basic	3,182,493	3,077,360	3,152,821	3,065,840
Diluted	3,246,596	3,150,279	3,239,785	3,134,337
			footnotes on following page

Performance Ratios
	For the Nine Months Ended March 31, 2023	For the Year Ended June 30, 2022
	(unaudited)
Return on average assets	0.66%	0.74%
Return on average equity	7.65%	7.07%
Net interest margin on average interest earning assets	2.96%	2.93%

Selected Balance Sheet Data                                                                                                  (Dollars in thousands, except per share data)
	At March 31, 2023	At June 30, 2022
	(unaudited)
Assets	$ 842,968	$ 857,558
Cash and cash equivalents	9,465	75,811
Investment securities	207,693	220,906
Net loans receivable	578,511	518,931
Deposits	691,568	752,020
Federal Home Loan Bank borrowings, repurchase agreements and other borrowings	67,264	24,244
Total stockholders’ equity	73,749	71,658
Book value per share (2)	21.98	22.00
Average stockholders’ equity to average total assets	8.62%	10.46%

Asset Quality
(Dollars in thousands)
	At March 31, 2023	At June 30, 2022
	(unaudited)
Non-performing assets (3)	$ 335	$ 1,294
Allowance for credit losses	7,535	7,052
Non-performing assets to total assets	0.04%	0.15%
Allowance for credit losses to total loans	1.29%	1.34%
(1) Shares outstanding do not include ESOP shares not committed for release.
(2) Total stockholders’ equity divided by shares outstanding of 3,354,626 at March, 31, 2023 and 3,257,626 at June 30, 2022.
(3) Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.